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                                 Exhibit (d)(7)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell the Shares (as defined below). The Offer ( as defined below) is made solely by the Offer to Purchase dated October 15, 1996 ("Offer to Purchase") and the related Letter of Transmittal and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) the holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser (as defined below) by one or more registered brokers or dealers.

                      Notice of Offer to Purchase for Cash
                   All Outstanding Shares of Common Stock of
                          Hallwood Energy Corporation
                                       at
                              $19.50 Net Per Share
                                       by
                        The Hallwood Group Incorporated

The Hallwood Group Incorporated, a Delaware corporation ("Purchaser"), hereby offers to purchase all of the outstanding shares of common stock, par value $0.50 per share ("Shares"), of Hallwood Energy Corporation, a Texas corporation ("Company"), not currently beneficially owned by the Purchaser at a price of $19.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (together with the Offer to Purchase, the "Offer"). The Purchaser currently beneficially owns approximately 81.6% of the outstanding Shares. Following the Offer, the Purchaser intends to effect the Merger (as defined below).

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON NOVEMBER 22, 1996, UNLESS THE OFFER IS EXTENDED.

         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A MAJORITY OF THE SHARES NOT HELD BY THE PURCHASER, WHICH, TOGETHER WITH ANY SHARES CURRENTLY BENEFICIALLY OWNED DIRECTLY OR INDIRECTLY BY THE PURCHASER, WILL CONSTITUTE AT LEAST 90% OF THE TOTAL SHARES OUTSTANDING AS OF THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER ("MINIMUM TENDER CONDITION"). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THE OFFER TO PURCHASE. SEE THE INTRODUCTION AND SECTIONS 1 AND 13 OF THE OFFER IN THE OFFER TO PURCHASE.

         THE BOARD OF DIRECTORS OF THE COMPANY AND THE SPECIAL COMMITTEE (AS DEFINED IN THE OFFER TO PURCHASE) HAVE UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAVE APPROVED THE OFFER AND THE MERGER AND RECOMMEND THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

         The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 9, 1996 ("Merger Agreement"), by and between the Purchaser and the Company. The Merger Agreement provides that, among other things, promptly after the purchase of Shares pursuant to the Offer and the receipt of any required approval of the Merger Agreement by the Company's stockholders and the satisfaction or waiver of certain other conditions, the Company will be merged ("Merger") into the Purchaser. Following consummation of the Merger, the Purchaser will continue as the surviving corporation. Upon consummation of the Merger ("Effective Time"), each then outstanding Share not owned by the Purchaser or any subsidiary of the Purchaser (other than Shares held by stockholders of the Company who have properly exercised their appraisal rights in accordance with Art. 5 of the Texas Business Corporation Act) will be converted into the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer.
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         For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn if and when the Purchaser gives oral or written notice to Hallwood Petroleum, Inc., as depositary ("Depositary"), of the Purchaser's acceptance of such Shares for payment. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which shall act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to the tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN ACCEPTING FOR PAYMENT OR MAKING SUCH PAYMENT. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees and (iii) any other documents required by the Letter of Transmittal.

         The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time to extend for any reason (including the occurrence of any condition specified in the Offer to Purchase) the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will also be publicly announced by a press release issued no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled expiration date of the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of tendering stockholders to withdraw their Shares.

         Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date (as defined in the Offer to Purchase) and, unless theretofore accepted for payment, may also be withdrawn at any time after December 13, 1996. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder if different from the name of the person who tendered such Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the name of the registered holder and the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered for the account of any Eligible Institution (as defined in the Offer to Purchase), the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. Withdrawals of tenders may not be rescinded, and any Share properly withdrawn will thereafter be deemed not validly tendered for the purpose of the Offer. However, withdrawn Shares may be retendered by again following the procedure described in the Offer to Purchase at any time on or prior to the Expiration Date.

         All questions as to the form and validity (including time of receipt) of a notice of withdrawal will be determined by the Purchaser, in its sole discretion, and its determination shall be final and binding on all parties. None of the Purchaser, the Depositary, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for a failure to give such notification.

         The information required to be disclosed by Paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

         The Company has provided to the Purchaser's agent its stockholder list and security position lists for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials are being mailed to record holders of Shares whose names appear on the Company's stockholder list and will be mailed to brokers, dealers, commercial brokers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.




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         THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN
IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         Questions and requests for assistance may be directed to Hallwood Petroleum, Inc. as set forth below. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal and the other tender offer materials may be directed to Hallwood Petroleum, Inc. or to brokers, dealers, commercial banks or trust companies, and copies will be furnished promptly at the Purchaser's expense. No fees or commissions will be payable to brokers, dealers or other persons (other than Hallwood Petroleum, Inc.) for soliciting tenders of Shares pursuant to the Offer.

                          Depositary for the Offer is:

                            HALLWOOD PETROLEUM, INC.
                        4582 South Ulster Street Parkway
                                   Suite 1700
                             Denver, Colorado 80237
                           (Toll Free) (800) 882-9225





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